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                                                                    EXHIBIT 23.5

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors
DDi Corp.:

   We consent to the use of our report dated August 18, 2000 with respect to the consolidated balance sheet of Automata International, Inc. and subsidiaries as of October 2, 1999 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for the year then ended, which report appears in the registration statement on Form S-1 of DDi Corp. dated January 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.

   Our report dated August 18, 2000 contains an explanatory paragraph that states the Company has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the Bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

KPMG LLP
McLean, Virginia
January 30, 2001